UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2013

OPENTABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34357	94-3374049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

799 Market Street, 4th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 344-4200

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 10, 2013, OpenTable, Inc. (the “Company” or the “Borrower”) entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Lender”).  The Credit Agreement provides for a senior secured revolving credit facility of $50 million (the “Revolving Facility”), for working capital and other general corporate purposes, and with a three year maturity (January 10, 2016).  No drawings were made under the Revolving Facility on the closing date of the Credit Agreement.

The obligations of the Borrower under the Credit Agreement are guaranteed by all direct and indirect domestic subsidiaries of the Borrower (collectively, the “Guarantors”, and together with the Borrower, the “Credit Parties”), and are secured, pursuant to a collateral agreement, by a first priority security interest in substantially all of the assets of the Credit Parties (other than intellectual property and 35% of the voting stock of foreign subsidiaries directly owned by Credit Parties), including a pledge of the capital stock holdings of certain direct subsidiaries of the Credit Parties (the “Collateral Agreement”).

Borrowings made under the Credit Agreement bear interest at a rate based on either (a) the London Interbank Offered Rate (“LIBOR”) plus 1.25% or (b) 0.25% plus the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York plus 0.50%, (ii) the Lender’s prime rate and (iii) the daily LIBOR for a one month period plus 1.00%.  The default rate is 2.00% above the rate otherwise applicable.

The obligations of the Borrower under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount in excess of $10.0 million, bankruptcy and insolvency related defaults, defaults relating to such matters as the Employee Retirement Income Security Act and certain judgments in excess of $10.0 million and a change of control default.  The Credit Agreement contains negative covenants applicable to the Borrower and its subsidiaries, including a financial covenant that, on a consolidated basis, requires the Borrower to maintain a maximum total leverage ratio of 2.00 to 1.00 and a minimum fixed charge coverage ratio of 1.75 to 1.00.  The Credit Agreement also contains restrictions on liens, certain investments, indebtedness, fundamental changes to the Borrower’s business, certain dispositions of property, making certain payments (including restrictions on dividends and stock repurchases), entering into new lines of business and transactions with affiliates.  As a condition to certain acquisitions, restricted payments, and corporate restructuring activities, the Borrower is required to maintain domestic liquidity of at least $35.0 million.  Domestic liquidity under the Credit Agreement means the sum of (a) all unrestricted cash and cash equivalents owned by a domestic Credit Party and held in the United States and (b) availability under the Revolving Facility.

The Revolving Facility may be optionally prepaid and unutilized commitments reduced at any time without premium or penalty.  In connection with the Credit Agreement, the Company will pay an unused line fee equal to 0.175% per annum, payable quarterly on the unused amount of revolving credit commitments.  To the extent there are letters of credit outstanding under the Credit Agreement, the Borrower will pay the Lender a letter of credit fee at a rate equal to 1.25% per annum.

The foregoing descriptions of the Revolving Facility are qualified in their entirety by reference to the full text of the Credit Agreement and the Collateral Agreement, a copy of which is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement and Collateral Agreement is incorporated herein in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Credit Agreement, between OpenTable, Inc. and Wells Fargo Bank, National Association, dated January 10, 2013.
99.2	Collateral Agreement, among OpenTable, Inc., OpenTable Holdings LLC, Table Maestro, Inc., Treat Technologies, LLC and Wells Fargo Bank, National Association, dated January 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2013	OPENTABLE, INC.

	By:	/s/ I. Duncan Robertson
I. Duncan Robertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement, between OpenTable, Inc. and Wells Fargo Bank, National Association, dated January 10, 2013.
99.2	Collateral Agreement, among OpenTable, Inc., OpenTable Holdings LLC, Table Maestro, Inc., Treat Technologies, LLC and Wells Fargo Bank, National Association, dated January 10, 2013.